EXHIBIT 99.1

Press Release

GeoPharma Reports Q1 2008 Results

LARGO, Fla., Aug. 14 /PRNewswire-FirstCall/ — GeoPharma, Inc. (Nasdaq: GORX) today announced its financial results for the first quarter ended June 30, 2007. For the quarter, the Company reported revenues of $6.8 million with a net loss of $1.1 million and a loss per share $(0.11).

"The June quarter results concluded based on certain key factors. The overhead attributed to our expanding pharmaceutical segment continues to weigh on the overall expenses. We have increased the head count as well as the R&D expenses considerably due to the daily operations within the segment. We expect to see these type of expenses grow quarterly until such time as an FDA approval and or sales commence from this segment. We are excited by the prospect of receiving our first ANDA approval as it has been expected for quite some time. Previously, the manufacturing and distribution segments were able to absorb the expenses associated with the pharmaceutical segment, however, due to decreased revenues from both our core businesses, we were unable to cover those costs. The manufacturing segment decreased due to general market conditions, decreases in existing customer orders, along with one of our major customers being acquired and undergoing an inventory reevaluation. We believe the market conditions will improve and we expect to continue manufacturing with that major customer. In addition, our distribution segment decreased due to increased competition and entrance of new product introductions within the same category. We are encouraged by our new ad campaign and expect to regain some of the lost market share. In addition, we expect our new product offerings along with current line extensions to assist in regaining market share," stated Mihir Taneja, Chief Executive Officer.

"Looking forward, we are anxious to merge our new acquisition of Dynamic Health Products, Inc. into a wholly-owned subsidiary of GeoPharma. Dynamic is on a run rate to do $60 million in annualized revenue, whereby, we expect to include at least one month revenue from their related operations for the September 2007 quarter, based on an estimated effective merge date of August 31, 2007. This acquisition will immediately expand our distribution segment and its model. We believe there are tremendous synergies to be had by streamlining Dynamic's existing operations, eliminating redundancies based on our existing infrastructure, and leveraging their customer base alongside our existing manufacturing abilities. We believe our balance sheet is strong with over $11 million in cash and over $15 million working capital as of June 30, 2007, and feel we will see an immediate benefit from this combination," Mihir Taneja, Chief Executive Officer, commented. "We also look forward to closing some large business in the upcoming quarters that should have a positive impact on our manufacturing and pharmaceutical segments."

Q1 Financial Summary

The Company had $11.8 million in cash and certificates of deposit as of June 30, 2007 increasing $11.1 million from $735,000 as of March 31, 2007. Total assets were $49.3 million increasing $11.1 million as compared March 31, 2007; $26.1 million of the $49.3 million was classified as current assets. Working capital, defined as current assets less current liabilities, was $15.3 million as of June 30, 2007 as compared to a working capital of $6.6 million as of March 31, 2007.

Total revenues for the first quarter ended June 30, 2007 were $6.8 million, which excludes $2.9 million of PBM revenue due to discontinued operations. Quarter ended June 30, 2007 $6.8 million of revenue derived from continuing operations versus comparable quarter ended March 31, 2007 of $8.9 million and for the comparable quarter ended June 2006 revenue of $9.5 million. The March 2007 and June 2006 periods exclude the PBM revenues of $5.5 million and $4.9 million, respectively, for comparability. Gross Profits were $1.5 million for the June 2007 quarter, were $4.2 million for the March 2007 quarter and were $3.5 million for the June 2006 quarter. Gross Profits remain unchanged whether including or excluding the discontinued PBM segment due to rounding. Selling, general and administrative expenses, exclusive of depreciation and amortization, for the June 2007 period were $3.0 million from $4.3 million for the March 2007 quarter and as compared to $3.0 million for the quarter ended June 2006. Research and development ("R&D") expenditures for the three months ended June 30, 2007 totaled approximately $426,000 as compared to $567,000 for the quarter ended March 31, 2007 and as compared to $267,000 for the quarter ended June 30, 2006.

ABOUT GEOPHARMA, INC.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company's growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma's competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.onlineihp.com and www.hoodiadexl10.com

CONFERENCE CALL INFORMATION

GeoPharma will host a conference call to discuss results on Tuesday, August 14, 2007 at 11:30 (ET) with CEO, Mihir Taneja and VP/CFO, Carol Dore- Falcone. Interested parties may participate in the conference call by dialing 1-800-591-6930 and entering passcode 26667186, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:30 PM (ET) on August 14 through August 21, by dialing 1-888-286-8010 and entering passcode 33122120.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

GEOPHARMA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(US GAAP BASIS)

	June 30, 2007	March 31, 2007
	(unaudited)	(audited)
Cash and certificates of deposits	$11,835,449	$735,000
Accounts receivable, net	4,194,280	8,055,147
Inventories, net	8,480,831	7,356,295
Other current assets	1,550,482	1,705,393
Total current assets	$26,061,042	$17,851,835

Property, plant, leaseholds and equipment	$11,642,830	$11,610,506

Other noncurrent assets	11,609,158	8,706,225
Total assets	$49,313,030	$38,168,566
Trade accounts payable	$2,884,309	$4,793,483
Credit line payable	2,250,000	—
Current portion of long-term debt	1,714,774	1,771,884
Other current liabilities	3,908,675	4,658,756
Total current liabilities	$10,757,758	$11,224,123

Long-term obligations, less current portion	$2,803,257	$3,085,172
Total liabilities	$13,561,015	$14,309,295

8% Convertible debt	$10,000,000	$—

Shareholders' equity	$26,890,341	$24,771,935
Total liabilities and shareholders' equity	$49,313,030	$38,168,566

GEOPHARMA, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(US GAAP BASIS)

	Three months ended June 30,
	2007	2006
	(unaudited)	(unaudited)
Total Revenues	$6,819,902	$14,396,367

Gross Profit	$1,510,675	$3,472,239
SG&A:
SG&A	$3,032,095	$3,040,691

Depreciation and amortization	363,127	236,062
Total SG&A:	$3,395,222	$3,276,753

Other income / (expense),net	$(192,469)	$30,120

Income tax benefit(expense)	$807,600	$(304,000)
Discontinued operations - PBM:
Revenues-PBM	$2,925,139	—
Gross Profit - PBM	$20,865	—
Gain from discontinued operations - PBM	$8,380	—

Preferred
Dividends	$108,333	$75,000
Net income (loss) available to common shareholders	$(1,143,707)	$194,900
Basic earnings (loss) per common share outstanding	$(0.11)	$0.02
Basic weighted average common shares outstanding	10,644,325	9,868,409
Diluted earnings (loss) per common share outstanding	$(0.11)	$0.02
Diluted weighted average common shares outstanding	10,644,325	13,291,580

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